Exhibit 10.33

SECOND AMENDMENT

TO THE

KEYCORP AUTOMATIC DEFERRAL PLAN

     WHEREAS, KeyCorp has established the KeyCorp Automatic Deferral Plan (“Plan”) for certain employees of KeyCorp, and

     WHEREAS, KeyCorp, by and through its Board, has reserved the right to amend the Plan as it deems necessary or desirable, and

     WHEREAS, KeyCorp has determined it desirable to amend the Plan to provide for a mandatory deferral of a special cash incentive compensation award granted to certain selected employees of KeyCorp, and in conjunction with such deferral, to modify the vesting schedule under the Plan from a three-year-graded vesting schedule to a three-year cliff vesting schedule for the special cash incentive compensation award deferrals, and to make such other changes as KeyCorp determines desirable.

     NOW, THEREFORE, the Plan is hereby amended as follows:

     1. The Plan is amended to add a new Article XIII to the Plan to provide the following:

“ARTICLE XIII

Special Award Deferral

13.1	Special Award Deferral. In conjunction with a resolution authorized by the Board of Directors of KeyCorp (“Board”), dated January 17, 2002, one hundred percent of the special cash incentive compensation award (“Special Award”) granted to certain selected employees of KeyCorp shall be deferred under the Plan. Such Special Award shall not be eligible to receive Matching Corporate Contributions nor shall it accrue any earnings, gains or losses.

13.2	Vesting Schedule. Notwithstanding any other Plan provision to the contrary, Participants shall become vested in their Special Awards upon the Participant’s completion of three full calendar years of vesting service with KeyCorp. For purposes of this Section 13.2 hereof, vesting service shall be measured from the date that the Special Award is credited to the Participant’s Plan Account.

13.3	Distribution of Special Award. A Participant’s vested Special Award shall be distributed to the Participant within a reasonable time following the Determination Date coinciding with or immediately following the Participant’s vesting in his or her Special Award, but in no event later than 90 days following such Determination Date. Distributions shall be made in accordance with the distribution instructions provided by the Participant in his or her Distribution Agreement as follows:

(a)	as a single lump sum cash payment, or

(b)	for Participants who are job grade 86 and above, as a plan-to-plan transfer of the Participant’s Special Award to the KeyCorp Deferred Compensation Plan.

13.4	Distribution Upon a Participant’s Termination Under Limited Circumstances, Disability, or Death. Upon a Participant’s Termination Under Limited Circumstances, Disability or death, as those terms are defined in accordance with Section 2.1(z), and Section 2.1(k) of the Plan, the Special Award credited to the Participant’s Plan Account shall become immediately vested, and shall be distributed to the Participant or to the Participant’s Beneficiary as a single lump sum cash payment.

13.5	Distribution Upon the Participant’s Retirement. Upon the Participant’s Retirement, as that term is defined in accordance with Section 2.1(y) of the Plan, the Participant’s Special Award shall continue to be maintained in the Plan and shall continue to vest under the three-year vesting requirement of Section 13.2 hereof, and when vested, shall be distributed as a cash lump sum payment to the Participant. Notwithstanding the foregoing provisions of this Section 13.5, however, in the event of the Participant’s Retirement, and within twelve months of such Retirement the Participant engages in any “Harmful Activity” as that term is defined in accordance with Section 2.1 (p) of the Plan, then the Participant’s non-vested Special Award shall be immediately forfeited and the Participant shall automatically cease Plan participation.

13.6	Withholding. The withholding of taxes with respect to the Participant’s Special Award shall be made at such time as it becomes required by any state, federal or local law; such taxes shall be withheld from the Participant’s Special Award in accordance with applicable law to the maximum extent possible.

13.7	Forfeiture of the Participant’s Special Award. Upon a Participant’s Voluntary Termination or Discharge for Cause, as those terms are defined in accordance with Section 2.1(bb) and Section 2.1(l) of the Plan, the Participant’s not vested Special Award shall be forfeited by the Participant as of his or her last day of employment.”

      2. The first paragraph of Section 7.1 of the Plan shall be amended to delete it in its entirety and to substitute therefore the following:

      “7.1 Distributions Prior to Retirement. A Participant’s vested Participant Deferrals and Corporate Contributions with all earnings and gains thereon, shall be distributed to the Participant within 90 days following the Determination Date coinciding with or immediately following the Participant’s vesting in his or her Plan benefit in accordance with the distribution directions provided by the Participant in his or her Distribution Agreement, as follows:

(a)	as a single lump sum distribution of Common Shares, or

(b)	for Participants who are job grade 86 and above, as a plan-to-plan transfer of the Participant’s Special Award to the KeyCorp Deferred Compensation Plan.

Lump sum distributions from the Plan of vested Participant Deferrals and Corporate Contributions shall be made in Common Shares based on the bookkeeping number of whole and fractional Common Shares attributable to those vested Participant Deferrals and Corporate Contributions maintained in the Plan’s Common Stock Account as of the Determination Date coinciding with or immediately preceding the date of such distribution. Participants’ Plan Account balances elected to be transferred to the Deferred Compensation Plan’s Common Stock Account will not be subject to investment diversification and/or reallocation under the Deferred Compensation Plan.”

     3. The amendment set forth in paragraphs 1 and 2 hereof shall be effective as of January 1, 2002.

     4. Except as specifically amended herein, the Plan shall remain in full force and effect.

IN WITNESS WHEREOF, KeyCorp has caused this Second Amendment of the Plan to be executed by its duly authorized officer as of June 15, 2003.

KEYCORP
By: /s/ Steven N. Bulloch
Title: Assistant Secretary

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